Exhibit 1
Hong Kong Exchange and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this announcement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.
(Incorporated in Hong Kong with limited liability)
(Stock Code: 0762)
ANNOUNCEMENT
The Board is pleased to disclose the operational statistics of the Group for the month of October 2009.
The board of directors (the “Board”) of China Unicom (Hong Kong) Limited (the “Company”) is pleased to disclose the operational statistics of the Company and its subsidiaries (collectively the “Group”) for the month of October 2009.
Operational statistics for the month of October 2009 are as follows:

October 2009
CELLULAR BUSINESS:

Aggregate Number of 2G Service Subscribers	143.600 million
Net Additions of 2G Service Subscribers	0.801 million

Aggregate Number of 3G Service Subscribers	1.021 million

WIRELINE BUSINESS:

Aggregate Number of Local Access Subscribers	106.184 million
Net Additions of Local Access Subscribers	(0.947) million

Aggregate Number of Broadband Subscribers	38.006 million
Net Additions of Broadband Subscribers	0.539 million

Notes:
1	All the Aggregate Numbers recorded for the month of October 2009 are aggregate data reported at 24:00 on 31 October 2009.

2	The accounting period of all Net Additions for the month of October 2009 is the period commencing from 0:00 on 1 October 2009 to 24:00 on 31 October 2009.

3	The Aggregate Number of 3G Service Subscribers includes 0.215 million 3G Data Card Subscribers.
Caution Statement
The Board wishes to remind investors that the above operational statistics for the month of October 2009 are based on the Group’s internal records. Investors are cautioned not to unduly rely on such statistics. In the meantime, investors are advised to exercise caution in dealing in the shares of the Company.
As at the date of this announcement, the board of directors of the Company comprises:

Executive Directors:	Chang Xiaobing, Lu Yimin, Zuo Xunsheng and Tong Jilu
Non-executive Director:	Cesareo Alierta Izuel
Independent Non-executive Directors:	Wu Jinglian, Cheung Wing Lam Linus, Wong Wai Ming, John Lawson Thornton and Timpson Chung Shui Ming

By Order of the Board
CHINA UNICOM (HONG KONG) LIMITED
CHU KA YEE
Company Secretary
Hong Kong, 19 November 2009

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